Exhibit 99.1

FoxHollow Technologies Announces Financial Results for Quarter and Year Ended December 31, 2004

REDWOOD CITY, Calif., February 14, 2004 — FoxHollow Technologies, Inc. (NASDAQ: FOXH), today announced financial results for the fourth quarter and full year period ended December 31, 2004.

FoxHollow’s net revenue is derived from sales of the company’s SilverHawk™ Plaque Excision System, a minimally-invasive device for the treatment of peripheral artery disease (PAD). Net revenue in the fourth quarter was $14.7 million, a 27% increase over the $11.6 million reported for the third quarter of 2004. For the fourth quarter of 2003, net revenue was $1.7 million.

The company reported a gross margin of 52% for the fourth quarter of 2004, an increase from 40% for the third quarter of 2004 and from negative 46% for the fourth quarter of 2003. These results include the impact of non-cash, stock-based compensation expense.

The company’s net loss in the fourth quarter of 2004 was $7.5 million, compared with a net loss of $7.4 million during the third quarter of 2004 and a net loss of $5.0 million during the fourth quarter of 2003. Included in these results are non-cash, stock-based compensation expenses of $2.8 million for the fourth quarter of 2004, $1.8 million for the third quarter of 2004 and $0.5 million for the fourth quarter of 2003.

For the fourth quarter of 2004, net loss per share was $0.50, compared with a net loss per share of $8.38 for the fourth quarter of 2003. Pro forma net loss per share was $0.36 for the fourth quarter of 2004, compared with a pro forma net loss per share of $0.45 for the fourth quarter of 2003. Pro forma net loss per share gives effect to convertible preferred stock that converted to common stock upon the completion of the company’s initial public offering as if the preferred stock had been converted as of its original date of issuance.

For the full year ended December 31, 2004, FoxHollow’s net revenue was $38.6 million, compared with $2.6 million for the full year 2003. Net loss for 2004 was $29.9 million, compared with a net loss of $14.3 million for 2003. Included in these results are non-cash, stock-based compensation expenses of $6.8 million for 2004 and $1.4 million for 2003.

As of December 31, 2004, the company had cash, cash equivalents and short-term investments of $70.4 million, reflecting proceeds from the company’s initial public offering of its common stock that was completed in October 2004. Through its IPO the company sold 5.2 million shares of common stock at $14.00 per share. Proceeds from the offering, after deducting underwriting discounts and commissions but before expenses, were $67.4 million.

Robert Thomas, President and Chief Executive Officer, stated, “We are very pleased with FoxHollow’s results for the fourth quarter and full year 2004. In the fourth quarter we exceeded our goals for revenue, gross margin and net margin, and we have all departments making important contributions. In addition to recording a solid financial performance, key accomplishments during the fourth quarter included: (1) further expansion of our U.S. sales organization to 70 direct sales representatives at year-end; (2) implementation of our new enterprise resource planning software system; (3) a doubling of our overall manufacturing capacity – including a more-than-tripling of our clean room space; and (4) acceptable audits by both our ISO notified body and the FDA. Our business carries strong momentum as we enter 2005.”

He added, “Since the beginning of 2005, we have seen the release of significant new clinical results. In January we announced additional six-month data from TALON, a national outcomes study. The data were comprised of 506 patients and a total of 1,099 treated lesions. A subset analysis of the 66 patients treated with single lesion disease and followed up six months after treatment showed a clinical patency rate of 95.5%.” Clinical patency here refers to the percentage of patients who did not undergo a repeat revascularization of the treated lesion during the follow-up period.

First 12-Month SilverHawk Data Released

Separately, the first 12-month outcomes data on SilverHawk were presented today at a major vascular surgery conference. Dr. Venkatesh Ramaiah at the Arizona Heart Hospital reported a one-year clinical patency rate of 86% in 104 patients treated with plaque excision and followed over 12 months. The patient population included all comers regardless of the severity of the disease. Notably, 77% of the lesions treated fell into a classification of the most difficult to treat, due to either the involvement of multiple lesions, total occlusions, long length and/or heavy calcification.

Compared to the reported 86% patency rate for SilverHawk, average 1-year patency rates are 61% for angioplasty and 67% for stenting, according to the TransAtlantic Inter-Society Consensus group.

Guidance for the First Quarter and Full Year 2005

For the first quarter of 2005, FoxHollow is setting guidance for revenue in the range of $16 to $18 million. For the full year 2005, the company expects revenue in the range of $78 to $80 million. These ranges reflect increases relative to the current research analyst estimates.

For the first quarter of 2005, net loss excluding stock-based compensation expense is expected in the range of $6.5 to $7.0 million. For the full year net loss excluding stock-based compensation is expected in the range of $10 to $12 million. Stock-based compensation expense will vary depending on the price of our stock and our future stock grant practices, as well as other factors. The inclusion of stock-based compensation expenses will cause our reported net losses to be larger than the estimates provided here.

Conference Call

The company will hold a conference call today at 2:00 p.m., Pacific Standard Time (5:00 p.m., Eastern Standard Time). The teleconference can be accessed via the investor relations section of the company’s website at http://investor.foxhollowtech.com/ or by calling 888-889-5602 (domestic), or 973-582-2734 (international). A replay of the conference call will be available two hours after the conference call concludes through February 28, 2005 at 7:00 p.m. by dialing 877-519-4471 (domestic) or 973-341-3080 (international), confirmation number 5697206. An online archive of the webcast will also be available for a minimum of two months through the Investor Relations section of the company’s website.

About FoxHollow Technologies, Inc.

FoxHollow Technologies, Inc. (NASDAQ: FOXH) develops and markets minimally invasive plaque excision devices for the treatment of peripheral artery disease (PAD). An estimated 12 million people in the U.S. are thought to suffer from PAD with 2.5 million patients currently diagnosed. PAD results from plaque that accumulates in the arteries and blocks blood flow in the legs. These blockages can result in severe pain for patients and very limited physical mobility. The SilverHawk System is a minimally invasive method of removing the obstructive plaque and restoring blood flow to the legs and feet. For more information, please visit our website at www.foxhollowtech.com.

FoxHollow cannot provide any assurance that the clinical results announced above will be replicated at other hospitals in the future. In addition, this press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding FoxHollow’s business which are not historical facts may be “forward looking statements” that involve risks and uncertainties. Specifically, statements concerning FoxHollow’s ability to penetrate the PAD market based on early clinical results and guidance provided for the first quarter and full year of 2005, are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary, expectations and are subject to risks and uncertainties, which may cause FoxHollow’s actual results to differ materially from the statements contained herein. FoxHollow’s fourth quarter and full year 2004 financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Further information on potential risk factors that could affect the consistency and predictability of long-term data and FoxHollow’s business and financial results are detailed in its filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on December 6, 2004. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. FoxHollow undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Contacts:

Matt Ferguson

Chief Financial Officer

(650) 421-8501

mferguson@foxhollowtech.com

Duke Rohlen

Investor Relations

(650) 421-8655

investorrelations@foxhollowtech.com

Leslie Trigg

Media Relations

(650) 421-8539

ltrigg@foxhollowtech.com

FOXHOLLOW TECHNOLOGIES, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Net revenue	$14,699	$1,709	$38,552	$2,585
Cost of revenue (1)	7,010	2,499	24,144	4,503

Gross profit (loss)	7,689	(790)	14,408	(1,918)

Operating expenses:
Research and development (1)	1,689	1,143	6,191	5,785
Selling, general and administrative (1)	13,711	3,109	38,465	6,792

Total operating expenses	15,400	4,252	44,656	12,577

Loss from operations	(7,711)	(5,042)	(30,248)	(14,495)

Interest and other income	259	32	376	183
Interest and other expense	(1)	—	(3)	(35)

Net loss	(7,453)	(5,010)	(29,875)	(14,347)

Dividend related to beneficial conversion feature of convertible preferred stock	—	—	(15,977)	(24)

Net loss attributable to common stockholders	$(7,453)	$(5,010)	$(45,852)	$(14,371)

Net loss per common share:
Basic and diluted	$(0.50)	$(8.38)	$(10.52)	$(24.69)

Weighted-average number of shares used in per common share calculations:
Basic and diluted	14,933	598	4,359	582

Pro forma net loss per common share:
Basic and diluted	$(0.36)	$(0.45)	$(2.88)	$(1.36)

Pro forma weighted-average number of shares used in per common share calculations (2):
Basic and diluted	20,917	11,206	15,906	10,566

(1) Includes the following stock-based compensation charges:
Cost of revenue	$380	$28	$727	$95
Research and development	312	61	605	232
Selling, general and administrative	2,117	408	5,494	1,109

	$2,809	$497	$6,826	$1,436

(2) Outstanding shares of convertible preferred stock of the Company automatically converted into shares of common stock upon completion of the Company’s initial public offering. Accordingly, pro forma basic and diluted net loss per common share has been calculated assuming the convertible preferred stock was converted as of the original date of the issuance of the convertible preferred stock. The following is a reconciliation of weighted-average number of shares to pro forma weighted-average number of shares used in per common share calculations:

Weighted-average number of shares used in per common share calculations:
Basic and diluted	14,933	598	4,359	582

Adjustment to reflect the effect of the assumed conversion of the weighted-average number of preferred stock from the date of issuance:
Basic and diluted	5,984	10,608	11,547	9,984

Pro forma weighted-average number of shares used in per common share calculations (2):
Basic and diluted	20,917	11,206	15,906	10,566

FOXHOLLOW TECHNOLOGIES, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$27,506	$2,637
Short-term investments	42,887	4,874
Accounts receivable, net	7,666	866
Inventories, net	7,619	1,223
Deferred cost of revenue	10	78
Prepaid expenses and other current assets	1,081	215

Total current assets	86,769	9,893

Property and equipment, net	3,506	1,424
Other assets	561	99

Total assets	$90,836	$11,416

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$3,757	$1,559
Accrued liabilities	5,392	878
Deferred revenue	14	90

Total liabilities	9,163	2,527

Convertible preferred stock	—	49,998

Common stock	22	1
Additional paid-in capital	169,389	6,183
Deferred stock-based compensation	(14,202)	(3,673)
Other comprehensive income	(41)	—
Retained earnings	(73,495)	(43,620)

Total stockholders’ equity (deficit)	81,673	(41,109)

Total liabilities and stockholders’ equity (deficit)	$90,836	$11,416